--------------------------------------------------------------------------------

                              STOCK PURCHASE AGREEMENT




                                       among

                               UNITED MEDICORP, INC.
                               a Delaware corporation



                                       BUYER


                                        and


                                  BRIAN K. NORRIS


                                       SELLER

                                        and

                            ALLIED HEALTH OPTIONS, INC.
                               a Alabama corporation

                                   August 7, 1998

--------------------------------------------------------------------------------

                                 TABLE OF CONTENTS

ARTICLE I   - TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . .   1
              Section 1.01.  Purchase and Sale of Shares . . . . . . . . . . .   1
              Section 1.02.  All Shares of the Company Required to be
                             Sold to Buyer . . . . . . . . . . . . . . . . . .   1
              Section 1.03.  Total Purchase Price; Term of Payment . . . . . .   1
              Section 1.04.  Contingent Payments . . . . . . . . . . . . . . .   1
              Section 1.05.  Closing . . . . . . . . . . . . . . . . . . . . .   1
              Section 1.06.  Further Assurances. . . . . . . . . . . . . . . .   2
              Section 1.07.  Effective Dates . . . . . . . . . . . . . . . . .   2

ARTICLE II  - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . .   2
              Section 2.01.  Title to Shares . . . . . . . . . . . . . . . . .   2
              Section 2.02.  Organization and Good Standing; Qualification . .   2
              Section 2.03.  Capitalization. . . . . . . . . . . . . . . . . .   3
              Section 2.04.  Corporate Records . . . . . . . . . . . . . . . .   3
              Section 2.05.  Authorization and Validity. . . . . . . . . . . .   3
              Section 2.06.  No Violation. . . . . . . . . . . . . . . . . . .   4
              Section 2.07.  Consents. . . . . . . . . . . . . . . . . . . . .   4
              Section 2.08.  Financial Statements. . . . . . . . . . . . . . .   4
              Section 2.09.  Liabilities and Obligations . . . . . . . . . . .   5
              Section 2.10.  Employee Matters. . . . . . . . . . . . . . . . .   5
              Section 2.11.  Employee Benefit Plans. . . . . . . . . . . . . .   6
              Section 2.12.  Real and Personal Property. . . . . . . . . . . .   6
              Section 2.13.  Defaults. . . . . . . . . . . . . . . . . . . . .   7
              Section 2.14.  Adverse Agreements. . . . . . . . . . . . . . . .   7
              Section 2.15.  Insurance . . . . . . . . . . . . . . . . . . . .   7
              Section 2.16.  Trade Secrets and Customer Lists. . . . . . . . .   8
              Section 2.17.  Taxes . . . . . . . . . . . . . . . . . . . . . .   8
              Section 2.18.  Compliance with Laws and Regulations. . . . . . .   9
              Section 2.19.  Finder's Fee. . . . . . . . . . . . . . . . . . .   9
              Section 2.20.  Litigation. . . . . . . . . . . . . . . . . . . .   9
              Section 2.21.  Disclosure. . . . . . . . . . . . . . . . . . . .  10
              Section 2.22.  Title; Condition of Properties. . . . . . . . . .  10
              Section 2.23.  Inventory . . . . . . . . . . . . . . . . . . . .  10
              Section 2.24.  Books of Account. . . . . . . . . . . . . . . . .  10
              Section 2.25.  Corporate Name. . . . . . . . . . . . . . . . . .  10
              Section 2.26.  Accounts Receivable . . . . . . . . . . . . . . .  11
              Section 2.27.  Distributions and Repurchases . . . . . . . . . .  11
              Section 2.28.  Product Warranties. . . . . . . . . . . . . . . .  11
              Section 2.29.  Banking Relations . . . . . . . . . . . . . . . .  11
              Section 2.30.  Ownership Interests of Interested Persons . . . .  11
              Section 2.31.  Investments in Competitors. . . . . . . . . . . .  12
              Section 2.32.  Environmental Matters . . . . . . . . . . . . . .  12
              Section 2.33.  Certain Payments. . . . . . . . . . . . . . . . .  12


                                         -ii-

              Section 2.34.  Permits . . . . . . . . . . . . . . . . . . . . .  13
              Section 2.35.  Affiliate Transactions. . . . . . . . . . . . . .  13
              Section 2.36.  Illegal or Unauthorized Payments. . . . . . . . .  13
              Section 2.37.  Material Agreements . . . . . . . . . . . . . . .  14
              Section 2.38.  No Additional Information . . . . . . . . . . . .  14

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  15
              Section 3.01.  Organization and Good Standing. . . . . . . . . .  15
              Section 3.02.  Authorization and Validity. . . . . . . . . . . .  15
              Section 3.03.  No Violations . . . . . . . . . . . . . . . . . .  15
              Section 3.04.  Consents. . . . . . . . . . . . . . . . . . . . .  15
              Section 3.05.  Solvency. . . . . . . . . . . . . . . . . . . . .  15

ARTICLE IV  - COVENANTS. . . . . . . . . . . . . . . . . . . . . . .  16
              Section 4.01.  Sellers' Covenants. . . . . . . . . . . . . . . .  16
              Section 4.02.  Approval of Third Parties . . . . . . . . . . . .  16
              Section 4.03.  Employee Matters. . . . . . . . . . . . . . . . .  16
              Section 4.04.  Contracts . . . . . . . . . . . . . . . . . . . .  17
              Section 4.05.  Capital Assets; Payments of Liabilities . . . . .  17
              Section 4.06.  Mortgages, Liens and Guaranties . . . . . . . . .  17
              Section 4.07.  Distributions and Repurchases . . . . . . . . . .  17
              Section 4.08.  Mutual Covenants. . . . . . . . . . . . . . . . .  18

ARTICLE V   - CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . .  19
              Section 5.01.  Conditions to Obligation of Buyer . . . . . . . .  19
              Section 5.02.  Conditions to Obligations of Sellers. . . . . . .  20

ARTICLE VI  - ADDITIONAL COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . .  20
              Section 6.01.  Conduct of Business . . . . . . . . . . . . . . .  20
              Section 6.02.  No Shop Provisions. . . . . . . . . . . . . . . .  21
              Section 6.03.  Access and Information. . . . . . . . . . . . . .  21
              Section 6.04.  Supplemental Disclosure . . . . . . . . . . . . .  21
              Section 6.05.  Information for Fillings. . . . . . . . . . . . .  22
              Section 6.06.  Fulfillment of Conditions by the
                             Company and Sellers . . . . . . . . . . . . . . .  22
              Section 6.07.  Fulfillment of Conditions by Buyer. . . . . . . .  22
              Section 6.08.  Publicity . . . . . . . . . . . . . . . . . . . .  22
              Section 6.09.  Arbitration . . . . . . . . . . . . . . . . . . .  22

ARTICLE VII - CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . .  23
              Section 7.01.  Deliveries by Sellers . . . . . . . . . . . . . .  23
              Section 7.02.  Deliveries by Buyer . . . . . . . . . . . . . . .  24



ARTICLE VIII- INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  25


                                        -iii-

              Section 8.01.  Indemnification by Sellers. . . . . . . . . . . .  25
              Section 8.02.  Indemnification by Buyer. . . . . . . . . . . . .  26
              Section 8.03.  Conditions of Indemnification . . . . . . . . . .  26
              Section 8.04.  Limitations on Indemnification. . . . . . . . . .  27
              Section 8.05.  Survival of Representations, Warranties
                             and Covenants . . . . . . . . . . . . . . . . . .  27
              Section 8.06.  Waiver. . . . . . . . . . . . . . . . . . . . . .  28
              Section 8.07.  Offset. . . . . . . . . . . . . . . . . . . . . .  28
              Section 8.08.  Specific Performance. . . . . . . . . . . . . . .  28
              Section 8.09.  Exclusive Remedy. . . . . . . . . . . . . . . . .  28
              Section 8.10.  No Claim by Sellers Against the Company . . . . .  28
ARTICLE IX  - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE X   - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .  29
              Section 10.01. Amendment . . . . . . . . . . . . . . . . . . . .  29
              Section 10.02. Assignment. . . . . . . . . . . . . . . . . . . .  29
              Section 10.03. Parties In Interest; No Third Party
                         Beneficiaries . . . . . . . . . . . . . . . . . . . .  29
              Section 10.04. Entire Agreement. . . . . . . . . . . . . . . . .  30
              Section 10.05. Severability. . . . . . . . . . . . . . . . . . .  30
              Section 10.06. Governing Law . . . . . . . . . . . . . . . . . .  30
              Section 10.07. Captions. . . . . . . . . . . . . . . . . . . . .  30
              Section 10.08. Gender and Number . . . . . . . . . . . . . . . .  30
              Section 10.09. Reference to Agreement. . . . . . . . . . . . . .  30
              Section 10.10. Notice. . . . . . . . . . . . . . . . . . . . . .  30
              Section 10.11. Counterparts; Facsimile Signatures. . . . . . . .  31
              Section 10.12. Further Assurances. . . . . . . . . . . . . . . .  32
              Section 10.13. Construction. . . . . . . . . . . . . . . . . . .  32

                           LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.00       -    Officers and Directors of the Company
Schedule 2.01       -    Consents
Schedule 2.02       -    Financial Statements including accounts payable aging
                         report
Schedule 2.03       -    Employees and Compensation
Schedule 2.04       -    Compensation Plans
Schedule 2.05       -    Employee Pension Benefit Plan
Schedule 2.06       -    Insurance Policies
Schedule 2.07       -    Registered Patents, Trademarks, Service Marks, Trade
                         Names and Copy Rights
Schedule 2.08       -    Laws and Regulations Compliance
Schedule 2.09       -    Banking Relationships
Schedule 2.10       -    Permits/Provider Numbers
Schedule 2.11       -    Material Agreements
Schedule 2.12       -    Commitments


EXHIBITS

A - Non-Compete Agreement
B - Consulting Services Agreement

                              STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is entered into this 7th day of August, 1998, by and among United Medicorp, Inc., a Delaware corporation ("Buyer"), Brian K. Norris ("Seller"), and Allied Health Options, Inc., a Alabama corporation (the "Company").

                                W I T N E S S E T H:

     WHEREAS, Seller owns all outstanding shares of the Company's common stock, par value $1.00 (the "Shares"); and

     WHEREAS, Buyer desires to acquire from Seller and Seller desires to sell to Buyer, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                       ARTICLE I - TERMS OF PURCHASE AND SALE

     SECTION 1.01. PURCHASE AND SALE OF SHARES. Effective at the Closing (as defined in Section 1.05), subject to the terms and conditions of this Agreement, and on the basis of the representations, recitals, warranties and agreements contained in this Agreement, Seller shall sell, convey, assign, transfer and deliver the Shares to Buyer free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions or charges of any kind or character, but together with all rights, privileges and advantages attached or accruing to the Shares, and Buyer will purchase, acquire and accept from Seller the Shares.

     SECTION 1.02. ALL SHARES OF THE COMPANY REQUIRED TO BE SOLD TO BUYER. Buyer shall not be required to purchase any Shares under this Agreement unless Seller shall execute this Agreement and complete the sale and delivery to Buyer of all the Shares on the Closing Date (as defined in Section 1.05).

     SECTION 1.03.  TOTAL PURCHASE PRICE:  TERMS OF PAYMENT.     On the Closing
Date, subject to the terms and conditions of this Agreement and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares by Seller, Buyer shall pay to Seller the aggregate sum of One and no/100 dollars ($1.00) (the "Purchase Price"). The Purchase Price shall be paid at closing:

     SECTION 1.04.  CONTINGENT PAYMENTS.     None

     SECTION 1.05. CLOSING. The closing of the purchase and sale of Shares contemplated by this Agreement (the "Closing") and the transaction contemplated by this Agreement shall occur at the corporate offices of Allied Health Options, Inc. 2815 Lynndell Drive, Mobile, Alabama


STOCK PURCHASE AGREEMENT - PAGE - 1 -

36695 at 2:00 p.m. on August 7, 1998 (the "Closing Date"), or at such other time and place and on such other date as the parties may agree in writing.

     SECTION 1.06. FURTHER ASSURANCES. At or after the Closing Date, and without further consideration, Seller shall execute and deliver to Buyer such further instrument of conveyance and transfer and such other documents as Buyer may reasonably request in order for Seller to more effectively assign, convey, transfer and deliver to Buyer all of the Shares.

     SECTION 1.07.  EFFECTIVE DATE.     The effective date (the "Effective
Date") of the transactions contemplated hereby is August 1, 1998 for financial, accounting and tax purposes.

               ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and the Company until the Closing, jointly and severally represent and warrant to Buyer that the following are true and correct as of the date hereof and will be true and correct in all material respects through the Closing Date as if made on that date. Where any representation or warranty in this
Article II refers to "the Company's and Seller's knowledge," it shall be interpreted to mean the actual knowledge of Seller or the Company, as the case may be, or knowledge that a reasonable person presented with a similar fact, situation or circumstance would have discovered upon reasonable inquiry; no knowledge shall otherwise be imputed. In addition, "the Company's knowledge" shall refer only to the officers and directors of the Company and those persons listed in Schedule 1.0.

     SECTION 2.01.  TITLE TO SHARES.    The Shares constitute all of the issued
and outstanding capital stock of the Company. Seller owns all rights, title and interest in and to the Shares. Seller represents to Buyer that he owns, beneficially and of record, good and valid title to the Shares, which constitute all of the issued and outstanding capital stock of the Company free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other shareholder agreements (each, a "Lien"). On the Closing Date, Seller represents and warrants that Seller will own the Shares, of record and beneficially, free and clear of any Lien.

     SECTION 2.02.  ORGANIZATION AND GOOD STANDING QUALIFICATION.     The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with all requisite corporate power and authority to carry on the business in which it is engaged, to own its properties, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company is duly authorized, qualified and licensed to do business and is in good standing in all states and other jurisdictions in which the Company owns assets or in which its business and/or operations as presently conducted makes such qualifications necessary, which jurisdictions are the States of Alabama and Florida. The Company does not have any assets, employees or offices in any state other than the states of Alabama and Florida.


STOCK PURCHASE AGREEMENT - PAGE - 2 -

     SECTION 2.03.  CAPITALIZATION.     The authorized capital stock of the
Company, consists solely of 100 shares of Common Stock, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and nonassessable. On the Closing Date, all of the Shares will be validly issued, fully paid and non-assessable, and Seller represents and warrants that all Shares owned by Seller are free and clear of any preemptive or similar rights. Seller represents that there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company. The Company is not a party to or bound by, nor does the Company have any knowledge of, any agreement, instrument, arrangement, contract, obligation or commitment, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company. Seller represents that Seller is not party to or bound by, nor has any knowledge of, any agreement, instrument, arrangement, contract, obligation, or commitment, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of the capital stock of the Company owned by Seller. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company's shareholders. All accrued dividends of the capital stock of the Company, whether or not declared, have been paid in full. The Company and Seller, severally but not jointly, represent that there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, Seller or any other person or entity to issue or sell any securities or ownership interests in the Company. The Company and Seller severally but not jointly, represent that there are no shareholders' agreements, voting agreements or voting trusts binding on the Seller or applicable to the Shares (which will not be terminated at Closing).
To the Company's and Seller's knowledge, all of the outstanding capital stock of the Company haiance with all applicable securities laws, rules and regulations.

     SECTION 2.04. CORPORATE RECORDS. Copies of the Company's Articles of Incorporation and all amendments thereto have been delivered to Buyer and are true, correct and complete copies thereof, and are in full force and effect on the date hereof. Copies of the Company's Bylaws and all amendments thereto have been delivered to Buyer and are true, correct and complete copies thereof, and are in full force an effect on the date hereof. The minute books of the Company, copies of which have been delivered to Buyer, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholder(s) of the Company since the formation of the Company.

     SECTION 2.05.  AUTHORIZATION AND VALIDITY.   This Agreement and each other
agreement contemplated hereby (collectively, the "Transaction Documents") have been or will be as of the Closing Date duly executed and delivered by Seller and constitute or will constitute legal, valid and binding obligations of Sellers, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The sale of the Shares by Seller to Buyer will not impair the authority of the Company to carry on its business as now conducted in any respect. UMC acknowledges that it will be required to file certain forms with


STOCK PURCHASE AGREEMENT - PAGE - 3 -
federal and state authorities to maintain current provider numbers and licenses in full force and effect. Seller, as of the Closing Date, shall have caused the Company to consummate all transactions contemplated to be performed by the Company pursuant to the terms of this Agreement and the Transaction Documents. The Company has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents by the Company, where applicable, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company. This Agreement has been, and the other Transaction Documents at Closing will be, duly executed and delivered by the Company, and each of the Transaction Documents to which it is a party at Closing will be the legal, valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms.

     SECTION 2.06. NO VIOLATION. The Company and Seller, severally but not jointly, represent that the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not (i) conflict with, contravene, or result in a violation or breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is, or Seller is, bound or to which the Shares or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Shares or any of the assets of the Company, and
(ii) violate or conflict with any material judgment, decree, order, statute (including, without limitation, the Alabama Stock Corporation Act), rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Shares or the assets of the Company applicable to them. The Company has complied with all laws, regulations and licensing requirements relating to this transaction and applicable to the Company and has filed with the proper authorities all necessary statements and reports. UMC acknowledges that it will be required to file certain forms with federal and state authorities to maintain current provider numbers and licenses in full force and effect.

     SECTION 2.07. CONSENTS. Except as set forth in SCHEDULE 2.01, no consent, authorization, approval, permit or license of, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") or lessor to the Company is required on the part of the Company or of Seller in connection with the transactions contemplated by this Agreement, or is required in connection with the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Company or of Seller. UMC acknowledges that it will be required to file certain forms with federal and state authorities to maintain current provider numbers and licenses in full force and effect.

     SECTION 2.08.  FINANCIAL STATEMENTS.    The Company has furnished to Buyer
the balance sheet and related statements of income, retained earnings and cash flows for the twelve-month period end December 31, 1997, and for the six months ended June 30, 1998 and are attached hereto as SCHEDULE 2.02. The Financial Statements are true, correct and complete, and are prepared in accordance with the books and records of the Company and fairly present the


STOCK PURCHASE AGREEMENT - PAGE - 4 -
financial condition and results of operations of the Company as of the dates and for the periods indicated therein and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect all the material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company. All accounts receivable reflected on the most recent Financial Statements arose in the ordinary course of business. Financial reports have been prepared by UMC for the past three months , and UMC acknowledges that certain questions exist with respect to the valuation of accounts receivable and with respect to the 1997 Medicare payable.

     SECTION 2.09. LIABILITIES AND OBLIGATIONS. The Financial Statements fairly reflect the liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Closing Date. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and, neither the Company nor Seller knows of any basis for the assertion of any other claims or liabilities of any nature which individually exceed $35,000. Financial reports have been prepared by UMC for the past three months , and UMC acknowledges that certain questions exist with respect to the valuation of accounts receivable and with respect to the 1997 Medicare payable.

     SECTION 2.10.  EMPLOYEE MATTERS.

          (a)  CASH COMPENSATION.   UMC acknowledges receipt of a complete and
accurate list of the names, titles and cash compensation, including, without limitation, wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Company.

          (b) COMPENSATION PLANS. UMC acknowledges receipt of all compensation plans, arrangements or practices of the Company that provide for severance play, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

          (c)  EMPLOYMENT AGREEMENTS.   Other than independent contractor
agreements with professionals, the Company does not have any employee agreements, employee leasing agreements, employees services agreements or non-competition agreements (other than such agreements executed pursuant to this Agreement).

          (d) EMPLOYEE POLICIES AND PROCEDURES. Seller has or the Company has provided Buyer a copy of all of the Company's written employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures")

          (e)  LABOR COMPLIANCE.   The Company:


STOCK PURCHASE AGREEMENT - PAGE - 5 -

               (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours.

               (ii) has no pending unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending against the Company before any federal, state or local court, board, department, commission or agency nor, to the Company's and Seller's knowledge, are any such matters threatened.

               (iv) has no existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company nor, to the Company's and Seller's knowledge, are any such matters threatened.

     The Company has not engaged in any unfair labor practices or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

          (f)  UNIONS.   The Company has never been a party to any collective
bargaining agreements with any union, labor organization or collective bargaining unit. No application for certification of a collective bargaining unit is pending or threatened. The employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

          (g)  ALIENS.   All employees of the Company are citizens of, or are
authorized to be employed in, the United States. The Company has received employee verification forms I-9 from all of the Company's employees who are required by applicable law to complete such forms.

     SECTION 2.11.  EMPLOYEE BENEFIT PLANS:  None that have been identified to
UMC.

     SECTION 2.12.  REAL AND PERSONAL PROPERTY:

          (a) REAL PROPERTY. The Company does not own any interests in real property.

          (b) PERSONAL PROPERTY. The Company has good and marketable title to all tangible and intangible personal property owned by it (collectively, the "Personal Property") subject to first and second security interests on accounts receivable and other assets. The Personal Property and the leased personal property referred to in The Financial Statements constitute the only personal property used in the conduct of the business of the Company.

          (c)  LEASES.   The Company is not in default under any material terms
of any lease and all leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

          (d)  RIGHT TO USE ASSETS.     All tangible and intangible assets used
in the conduct of the business of the Company are reflected in the Financial Statements in a manner that is in


STOCK PURCHASE AGREEMENT - PAGE - 6 -
conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company which will not be impaired by the consummation of the transactions contemplated hereby.

     SECTION 2.13.  Defaults.

          (a)  DEFAULTS.        There are no existing defaults, events of
default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company and no penalties have been incurred nor are amendments pending, with respect to agreements between the Company and others. The agreements are in full force and effective and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and, to the Company's and Seller's knowledge, no defenses, off-sets or counterclaims have been asserted, nor has the Company waived any rights thereunder. To the Company's and Seller's knowledge, there is no basis for any such defenses, off-sets or counterclaims with respect to the agreements, and the Company has not received notice of any default with respect to any Commitment.

          (b)  NO CANCELLATION OR TERMINATION OF COMMITMENT.     Except as
contemplated hereby, neither the Company nor Seller has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Company nor Seller knows of any fact that would justify the exercise of such a right. To the Company's and Seller's knowledge, none of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company. UMC acknowledges, based on representation of Seller, that the Company with the consent of NBC Healthcare, Inc. has terminated its Management Agreement dated May 1, 1998 with NBC Healthcare, Inc. prior to execution of this agreement.

     SECTION 2.14. ADVERSE AGREEMENTS. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation (such rule or regulation having application to the Company) that materially adversely affects, or, to the Company's and Seller's knowledge, reasonably could be expected to materially adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company (excluding, however, such agreements or instruments that expire pursuant to the terms thereof).

     SECTION 2.15.  INSURANCE.     The Company carries property, liability,
workers' compensation and such other types of insurance as is customary in the industry of the Company. Set forth in SCHEDULE 2.06 is a list of all insurance policies currently in effect under which the Company is a beneficiary or an insured. As of the Closing Date, neither the Company nor the Seller has received any notice that any of the policies listed in SCHEDULE 2.06 has been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount


STOCK PURCHASE AGREEMENT - PAGE - 7 -
materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued. True, complete and correct copies of all such policies listed in SCHEDULE 2.06 have been provided to Buyer (or have been made available to Buyer) on or prior to the Closing Date. Liability insurance has been in full force and effect during the period of the existence of the Company.


     SECTION 2.16. TRADE SECRETS AND CUSTOMER LISTS. The Company has not taken any action, or, to the Company's and Seller's knowledge, failed to act in any manner, that would give rise to claims or rights of others, respecting the Company's trade secrets, customer lists and proprietary information required by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party in violation of or in conflict with the rights of any other party, including, without limitation, any past or present employee of the Company.

     SECTION 2.17.  TAXES.

          (a) The Company (i) has filed or caused to be filed within the manner prescribed by law, all returns and reports (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, FICA and FUTA returns) relating to Taxes (as defined below) that are required to be filed by, or with respect to, the Company and each such return and each report accurately reflects the Company's income for the periods covered thereby, (ii) has either paid in full all Taxes currently due and payable, or provided adequate reserves for the payment thereof on its Financial Statements, (iii) has adequately reflected as liabilities on its Financial Statements all Taxes that have accrued for any period through the Effective Date, which are not yet due and payable, and (iv) has incurred no current or deferred liability for Taxes other than in the ordinary course of business. With respect to the Company, all persons characterized as independent contractors, and not as employees, were properly so characterized for all purposes under all applicable laws (including, without limitation, their characterization as independent contractors for income and employment tax withholding and payments). The Company has withheld or collected from each payment made to each of its employees the full amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories in the manner required by law.

          (b) As used in this Section 2.17, the reference to "material" liability shall mean liability individually or in the aggregate in excess of $10,000. In the past three (3) years no examination of any return relating to Taxes of the Company has ever been conducted and no such examination is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to the assessment or collection of any Taxes of the Company. For purposes of this Agreement, "TAXES" or "TAX" shall mean all taxes or any tax, including, without limitation, all federal, state, county, local or foreign income, profits, franchise, gross receipts, earnings, accumulation, withholding, payroll, stamp, sales, employment, use, unitary and other governmental obligations, charges, duties, fees, deficiencies and assessments, together with all interest, penalties and additions imposed with respect thereto and including any successor, transferee or secondary liability for Taxes.


STOCK PURCHASE AGREEMENT - PAGE - 8 -

          (c) The Company has not made an election under Section 341(f) of the Code. The Company has not held assets subject to a deemed sale pursuant to
Section 338 of the Code has not been a party to a tax sharing or tax allocation agreement and has not been a member of any group filing, or any consolidated or combined tax return. During the past three (3) years the Company has never made or agreed (or been required) to make any adjustment or change in accounting method, pursuant to federal income tax law or otherwise. There is no outstanding offer, contract, agreement, plan or arrangement, including, without limitation, this Agreement or contemplated by this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to a "parachute payment" under Section 280G of the Code or any similar law of any other jurisdiction. For purposes of this Section 2.17(c), the term "Company" shall mean the Company, and predecessor entity or any entity with respect to which the Company is a successor in interest.

          (d) Seller hereby agrees to reasonably cooperate with Buyer and the Company in connection with the preparation of any tax returns or reports, any examinations of the Company by any governmental taxing authority, including, without limitation, making available records, books of account or other materials reasonably necessary or helpful for the preparation of such returns or reports or defense against the assertions of any taxing authority as to any tax returns or reports; PROVIDED, HOWEVER, Buyer agrees to pay Seller's reasonable fees and costs (including reasonable attorney's fees) associated with such preparation of tax returns or reports or examinations of the Company under this
Section 2.17(d) if, and only if, Buyer pre-approves such fees and costs.

     SECTION 2.18.  COMPLIANCE WITH LAWS AND REGULATIONS.   To the Company's and
Seller's knowledge, the Company is currently complying with and has at all times complied with, and the use, operation and maintenance of its assets comply with and have at all times complied with, and neither the Company, its assets nor the use, operation or maintenance of such assets is in violation of contravention of, (i) any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body and (ii) all federal, state and local laws relating to occupational health and safety, employment and labor matters. To the Company's and Seller's knowledge, there are no existing violations by the Company or Seller of any federal, state or local law or regulation that could materially affect the property or business of the Company. To the Company's and Seller's knowledge, the Company is in compliance with all licensing requirements and has filed with the proper authorities all necessary statements and reports. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in SCHEDULE 2.08.

     SECTION 2.19. FINDER'S FEE. Neither the Company nor Seller has incurred any obligation for any finder's, brokers, or agent's fee in connection with the transaction contemplated hereby. Buyer shall have no liability or payment obligation with respect to any fee.

     SECTION 2.20.  LITIGATION.    As of the date of this agreement, the Company
and Seller severally but not jointly, represent and warrant that there are no legal actions or administrative proceedings or investigations instituted, or, to the Company's and Seller's knowledge threatened,


STOCK PURCHASE AGREEMENT - PAGE - 9 -
against or affecting, or that could affect, the Company, any of the Shares, or the business of the Company. Neither the Company nor Seller is (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Company nor Seller knows of any basis for any such action, proceeding or investigation.

     SECOND 2.21.   DISCLOSURE.    Neither this Agreement nor any of the
exhibits hereto nor any of the documents delivered by or on behalf of Seller or the Company pursuant to this Agreement nor any of the Financial Statements referred to in SECTION 2.08 hereof, taken as a whole, contain any untrue statements of a material fact regarding the Company or its business, or the transaction contemplated by this Agreement that would have a material adverse effect on the Company or its business, or the transaction contemplated by this Agreement. The Company and Seller severally but not jointly, represent that this Agreement, the exhibits hereto, the documents delivered to, or made available to, Buyer by or on behalf of Seller or the Company pursuant to this Agreement and the Financial Statements referred to in SECTION 2.08 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which Seller, or any officer or director of the Company, is aware that materially adversely affects or could reasonably be anticipated to materially adversely affect the business of the Company.

     SECTION 2.22.  TITLE: CONDITION OF PROPERTIES.    The Company has good and
marketable title to all of its respective assets, including, without limitation, the assets reflected in the Financial Statements and all assets used by the Company in the conduct of its business (except for assets disposed of in the ordinary course of business and consistent with past practices since the most recent Financial Statement and except for assets held under leases or licenses disclosed pursuant to this Agreement), are subject to no liens or encumbrances of any nature, except for (a) liens for current taxes not yet due, (b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use of value of such properties; and (c) liens. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, will not likely require major overhaul or repair in the foreseeable future, are adequate and sufficient for the Company's business and substantially conform with all applicable laws, rules and regulations.

     SECTION 2.23.  INVENTORY.     The Company has no inventory.

     SECTION 2.24.  BOOKS OF ACCOUNT.   Except as previously noted in SECTION
2.08, the books of account of the Company have been kept accurately in the ordinary course of business. The transactions reflected therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

     SECTION 2.25.  CORPORATE NAME.     There are no actions, suits or
proceedings pending, or, to the Company's and Seller's knowledge, threatened, against or affecting the Company that could result in any impairment of the right of the Company to use the names. To the Company's


STOCK PURCHASE AGREEMENT - PAGE - 10 -
and Seller's knowledge, the use of the names "ALLIED HEALTH OPTIONS, INC.," "BEHAVIORAL HEALTH OF MOBILE," "PENSACOLA CENTER FOR BEHAVIORAL HEALTH," and "CALHOUN COUNTY BEHAVIORAL HEALTH" does not infringe the right to any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no person or business entity other than the Company will be authorized, directly or indirectly, to use the names "ALLIED HEALTH OPTIONS, INC.," "BEHAVIORAL HEALTH OF MOBILE," "PENSACOLA CENTER FOR BEHAVIORAL HEALTH," and "CALHOUN COUNTY BEHAVIORAL HEALTH" or any name confusingly similar thereto by reason of any action or grant of such right by the Company.


     SECTION 2.26.  ACCOUNTS RECEIVABLE.     Except as previously noted in
SECTION 2.08, the amounts of all accounts receivable, all unbilled accounts receivable, miscellaneous receivables unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing Date (less the amount of any provision or reserve therefore made in the respective records and books of account of the Company, which provision or reserve has been computed in accordance with past practice and is reasonably believed to be adequate) constitute valid claims against third parties not affiliated with any of Sellers or the Company arising in bona fide transactions in the ordinary course of the business of the Company. All accounts receivable reflected on the Financial Statements arose in the ordinary course of business and are fully collectible in the ordinary course of business within one year after Closing Date, without resort to litigation, at the face amount thereof, less any reserve reflected in the Financial Statements and in all cases are not subject to counterclaim, set-off or other reduction.

     SECTION 2.27.  DISTRIBUTIONS AND REPURCHASES.     No distribution, payment
or dividend of any kind has been declared or paid by the Company on any its capital stock at any time and no repurchase of any of the capital stock of the Company has been approved or effected by the Company at any time.

     SECTION 2.28. PRODUCT WARRANTIES. There is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental of defective products and, to the Company's or Seller's knowledge, there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

     SECTION 2.29. BANKING RELATIONS. Set forth in SCHEDULE 2.09 is a complete and accurate list of (i) all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or person authorized in respect thereof, and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     SECTION 2.30.  OWNERSHIP INTERESTS OF INTERESTED PERSONS.   Except for
Brian K. Norris and Dr. William Cesh, the Company and Seller, severally but not jointly, represent that no officer, supervisory employees, director or shareholder of the Company or their Family Members (as defined below) or any Affiliate of any of the foregoing, owns directly or indirectly, on an


STOCK PURCHASE AGREEMENT - PAGE - 11 -
individual or joint basis, any interest in, or serves as an officer or director of, any competitor, customer or supplier of the Company, or any organization that has a contract or agreement with the Company or that otherwise has material business dealings with the Company. As used in this Agreement, a "FAMILY MEMBER" of any person means any spouse or child of such person.

     SECTION 2.31.  INVESTMENTS IN COMPETITORS.   The Company does not own any
direct or indirect equity or debt interest in any other corporation, association, limited liability company or any other business entity (whether incorporated or not), including, without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     SECTION 2.32.  ENVIRONMENTAL MATTERS.   To the Company's and Seller's
knowledge, the properties, operations and activities of the Company are in compliance in all material respects with all applicable Environmental Laws (as defined below); (b) the Company, its properties and operations of the Company are not subject to any existing, pending, or, to the Company's and Seller's knowledge, threatened action, suit, claim, investigation, inquiry, or proceeding by or before any Governmental Body under any Environmental Laws; (c) all material notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Laws in connection with any aspect of the business of the Company have been duly obtained or filed and will remain valid and in effect after the Closing, and the Company is in compliance with the terms and conditions of all such notices, permits, licenses, and similar authorizations; (d) there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Las, there has been no material release of hazardous substances or any pollutant or contaminant into the environment by the Company; and (f) the Company has mad available to the Buyer all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company. For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" mans any and all laws, statues, ordinances, rules, regulations or orders of any Governmental Body pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA, provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.


STOCK PURCHASE AGREEMENT - PAGE - 12 -

     SECTION 2.33.  CERTAIN PAYMENTS.   The Company and Seller, severally but
not jointly, represent that neither the Company nor Seller nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company.

          (a) any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

          (b) any contribution to any political party or candidate (other than from personal funds of Seller, directors, officers or employees not reimbursed by the Company or as otherwise permitted by applicable law)

     SECTION 2.34.  PERMITS/PROVIDER NUMBERS.     To the Company's and Seller's
knowledge, the Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certification, franchises or rights (collective, "Permits") issued by any Governmental Body necessary to conduct its business. Each of such Permits is described in SCHEDULE 2.10. No loss or expiration of any such Permit/Provider number is pending or, to the Company's or Seller's knowledge, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof that may be renewed in the ordinary course of business without lapsing.

     SECTION 2.35. AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement and the Transaction Documents, the Company and Seller, severally but not jointly, represent that no director, officer, key employee or five percent (5%) or greater shareholder of the Company, or any of their respective Family Members, or any corporation, partnership, trust or other entity in which any of such person or entities owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons or entities) or is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof (collectively, "Insiders"), has any agreement, undertaking or understanding with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, intellectual property rights), used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. UMC acknowledges that Brian K. Norris owned an interest in Bridgeway HealthCare Group, Inc. who received advances from the Company and has never reimbursed the Company for said advances.

     SECTION 2.36. ILLEGAL OR UNAUTHORIZED PAYMENTS. Neither the Company nor any of its officers or directors, or, to the Company's and Seller's knowledge, any employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company (or any of its Affiliates) has directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable


STOCK PURCHASE AGREEMENT - PAGE - 13 -
law, as a kickback or bribe to any person. The Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation, these related to unfair competition, price fixing or collusion.

     SECTION 2.37.       MATERIAL AGREEMENTS.

          (a) SCHEDULE 2.11 lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"), including without limitation (i) any real estate leases; (ii) any contracts for the provision of goods or services by the Company, (iii) any agreement evidencing, accruing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases, reseller or conditional sales agreements relating to vehicles, equipment or the assets of the Company;
(v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any insurance policies: (vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements;
(viii) any agreement with any Seller, director, officer or employee of the Company, or any Affiliate or Family Member thereof (this representation in Subsection (viii) is made by Seller; (ix) any joint marketing or similar agreement or arrangement; and (x) any other agreement or arrangement pursuant to which, based on historical or projected volume, the Company could be required to make or entitled to receive aggregate payment sin excess of $20,000 during any calendar year. To the Company's and Seller's knowledge, SCHEDULE 2.11 indicates each agreement that is subject to laws, rules or regulations relating to the Small Business Administration, Minority Business Enterprises or Women Owned Business Enterprises.

          (b) The Company is not in material breach of its obligations required to be performed by it in connection with the agreements and arrangements required to be disclosed in SCHEDULE 2.11 except for the liabilities aged more than 30 days on the accounts payable aging report included in SCHEDULE 2.02, and is not in receipt of any claim of default under any agreement or arrangement required to be disclosed in this SECTION 2.37. The Company has no present expectation or intention of not fully performing any material obligation pursuant to any agreement or arrangement required to be disclosed in SCHEDULE 2.11, and the Company and Sellers have no knowledge of any breach or anticipated breach by any other party to any agreement or arrangement required to be disclosed in SCHEDULE 2.11.

          (c) The Company has delivered to Buyer a copy of the agreements and arrangements required to be disclosed in SCHEDULE 2.11 and its standard form of customer agreement, all training manuals and a description (with any written or other instructional materials) of how the Company operates its business, undertakes projects for customers or trains its employees.

     SECTION 2.38 NO ADDITIONAL INFORMATION. Neither the Company nor Seller has received any appraisal, report or other information relating to the value or condition of the Company or any of its assets that indicates a material change in the value or condition of the Company or any


STOCK PURCHASE AGREEMENT - PAGE - 14 -
of its assets.

               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     SECTION 3.01. ORGANIZATION AND GOOD STANDING. Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is currently engaged, to own the properties in owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 3.02. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Buyer. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 3.03. NO VIOLATION. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby and the transactions contemplated hereby or thereby will not (i) conflict with, contravene, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or any agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any material judgment, decree, order, statute (including, without limitation, the Delaware General Corporation
Law), rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Buyer.

     SECTION 3.04. CONSENTS. No consent, authorization, approval, permit or license of order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or lessor to Buyer is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Buyer.

     SECTION 3.05. SOLVENCY. Buyer (i) is not insolvent under any applicable State or Federal insolvency law; (ii) has not made any assignment for the benefit of creditors; (iii) has not filed a voluntary petition in bankruptcy; (iv) has not been adjudged insolvent or had entered against it any order for relief in any bankruptcy or insolvency proceeding; (v) has not filed an answer seeking any reorganization, composition, readjustment, liquidation, dissolution or similar relief under any law or regulation, and (vi) has not sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator for all or substantially all of its property (or court appointment of a trustee, receiver or liquidator).


STOCK PURCHASE AGREEMENT - PAGE - 15 -

                               ARTICLE IV - COVENANTS

     SECTION 4.1. SELLER'S COVENANTS. Seller agrees that between the date of this Agreement and the Closing Date:

          (a) CONSUMMATION OF AGREEMENT. Seller shall use reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement;

          (b) BUSINESS OPERATIONS. The Company shall operate its business in the ordinary course in the manner conducted as of the date hereof. Seller shall use reasonable efforts, and cause the Company to use its best efforts, to preserve the business of the Company intact, to retain the present suppliers so that they will be available to Buyer after the Closing. Seller shall not knowingly take any action intended to adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company without the prior written consent of Buyer. Seller shall not knowingly take any action that would cause or permit the representations and warranties made in Article II hereof to be inaccurate as of the closing or preclude Seller from making such representations and warranties as of the Closing;

          (c) ACCESS. Seller shall permit, or cause the Company to permit, Buyer and its authorized representatives full access to, and make available for inspection at all reasonable times all of the assets and business of the Company, including its employees, customers and suppliers, and permit Buyer and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Company as Buyer and its representatives may reasonably request, all for the sole purpose of permitting Buyer to become familiar with the business and assets and liabilities of the Company; provided that all such access and information shall be supplied in such a way as to minimize disruption of the business of the Company and/or Seller; and

          (d) MATERIAL CHANGE. Seller shall promptly inform, or cause the Company to promptly inform, Buyer in writing of any material adverse change in the condition(financial or otherwise), operations, assets, liabilities, business or prospects of the Company. Notwithstanding the disclosure to Buyer of any such material adverse change, Seller shall not be relieved of any liability for, nor shall the providing of such information by the Company to Buyer, be deemed a waiver by Buyer of the breach of any representation or warranty of Seller or the Company contained in this Agreement.

     SECTION 4.02. APPROVAL OF THIRD PARTIES. Seller shall use reasonable efforts to secure, or cause the Company to secure, as soon as practicable after the date hereof, all approvals and consents necessary from third parties with respect to the consummation of the transactions contemplated by this Agreement and processing of a Change of Ownership ("CHOW") application for the Medicare provider numbers owned by the Company.

     SECTION 4.03. EMPLOYEE MATTERS. The Company shall not, without the prior written


STOCK PURCHASE AGREEMENT - PAGE - 16 -
approval of Buyer, except as required by law:

          (a)  increase the cash compensation of any employee of the Company;

          (b)  adopt, amend or terminate any compensation plan;

          (c)  adopt, amend or terminate any employment agreement;

          (d)  adopt, amend or terminate any employee policies or procedures;

          (e)  institute, settle or dismiss any employment litigation;

          (f) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or

          (g) take or fail to take any action with respect to any past or present employee of the Company that could have a material adverse effect on the business of the Company.

     SECTION 4.04. CONTRACTS. Except with Buyer's prior written consent, the Company shall not waive any right or cancel any contract, debt or claim nor assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale, where the aggregate payments may reasonably be expected to exceed ten thousand and no/100 dollars ($10,000), except in the ordinary course of business.

     SECTION 4.05. CAPITAL ASSETS: PAYMENTS OF LIABILITIES. The Company shall not, without the prior written approval of Buyer (i) acquire or dispose of any capital asset having an initial cost of five hundred and no/100 dollars ($500.00) or more, or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the ordinary course of business, and, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

     SECTION 4.06. MORTGAGES, LIENS AND GUARANTIES. The Company shall not, without the prior written approval of Buyer, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation business or other person.

     SECTION 4.07. DISTRIBUTION AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by the Company with respect to the Shares, nor will any repurchase of any of the Shares be approved or effected.


STOCK PURCHASE AGREEMENT - PAGE - 17 -

     SECTION 4.08.  MUTUAL COVENANTS.

          (a) CONFIDENTIALITY. Prior to the Closing Date, the parties shall keep this Agreement and its terms and all nonpublic information received and disclosures made hereunder confidential. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, customer lists and files, prices and costs, business and financial records, information relating to personnel contracts, stock ownership, liabilities and litigation. Should the transactions contemplated hereby not be consummated, the parties to this Agreement shall promptly return all confidential information received in connection with this transaction including all summaries and/or compilations thereof (and destroy all copies of such information in whatever medium represented) and nothing contained in this Section 4.08 shall be construed to prohibit the parties hereto or their Affiliated from operating a business in competition with each other; PROVIDED, HOWEVER, that no party shall use any of the confidential information received in connection with this Agreement to the detriment of the other parties to this Agreement in the operations of such business. Notwithstanding the foregoing, the parties may disclose the terms of this Agreement and the transactions contemplated hereby and information concerning the Company and its business to their respective employees whose assistance is necessary to consummate the transactions contemplated by this Agreement, attorneys and accountants, and such employees, attorneys and accountants of Buyer may also disclose such information to existing and prospective lenders, and to their Affiliates, to the extent reasonably necessary to consummate the transactions contemplated hereby, and provided that Buyer to be bound by a confidentiality agreement in a form acceptable to Sellers.

          (b) EXPENSES. Buyer, Seller and the Company will each bear their own respective costs and expenses incurred in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, the Company shall pay any costs and expenses of Seller incurred in connection with the transactions contemplated hereby not to exceed two thousand and no/100 dollars ($2,000.00). Seller shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by Seller on his behalf, or on behalf of the Company, regarding the transactions contemplated by this Agreement. Buyer shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by Buyer with regard to the transaction contemplated by this Agreement.

          (c) RELEASE BY SELLER. Effective upon the Closing, Seller, for himself and his heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company, Buyer and their respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities except any obligation(s) to Seller recorded on the June 30, 1998 Balance Sheet included in
SCHEDULE 2.02 and accrued salary for July, 1998, but including damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company,


STOCK PURCHASE AGREEMENT - PAGE - 18 -

Buyer's prior services to the Company, this Agreement or the transactions contemplated hereby, that such Seller may now have or may hereafter claim to have against the Company, Buyer or any of such employees, officers, directors, successors or assigns; provided that the foregoing release will not affect any obligations of Buyer to Seller under this Agreement or any obligations of Buyer and the Company to Seller if Seller employed by or otherwise enters into a contractual relationship with either of them after Closing and further provided that the foregoing release will not affect any obligations of the Company for equipment lease payments and unpaid accrued salary and note payable.

                         ARTICLE V - CONDITIONS TO CLOSING

     SECTION 5.01.  CONDITIONS TO OBLIGATION OF BUYER.  The obligations of
Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

            (a) All representations and warranties of the Company and Seller contained in this Agreement are true and correct at the Closing Date and as of the Closing with the same effect as though such representations and warranties were made at the Closing Date and as of the Closing.

            (b) The Company and Seller have performed and complied with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including, without limitation, the delivery of all items required to be delivered by them pursuant to Section 7.01.

            (c) There is no pending or threatened litigation in any court or any proceeding before or by an Governmental Body against Seller or the Company to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

            (d) All contractual, governmental or other consents (including, without limitation, from shareholders and from lenders to the Company under lines of credit), approvals, orders or authorizations identified by Buyer as necessary have been obtained and all contractual, governmental or other notices have been given.

            (e) Buyer shall have completed its due diligence review of the Company.

            (f) No action or proceeding, nor any other by any court or Governmental Body or agency, shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            (g) Prior to the Closing Date, there has been no material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company, which affects the ability of the Company to conduct its business whether or not such change shall have been caused by the deliberate act or omission of any of Sellers.

STOCK PURCHASE AGREEMENT - PAGE - 19 -

            (h) Seller shall have performed and complied in all material respects, with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date, and Buyer shall have received a certificate of Seller dated as of the Closing Date, to the foregoing effect.

            (i) Buyer shall have received the resignations of all the directors and officers of the Company.

            (j) Buyer shall have received all documents, duly executed, in form reasonably satisfactory to Buyer, required to be delivered by Seller and/or the Company in Section 7.01.

     SECTION 5.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Seller in writing:

            (a) All representations and warranties of Buyer contained in this Agreement are true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing.

            (b) Buyer has performed and complied with the covenants and agreement sand satisfied the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing, including, without limitation, the delivery of all items required to be delivered by Buyer pursuant to Section 7.02.

            (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

            (d) All necessary contractual, governmental, or other consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

            (e) Seller shall have received all documents, duly executed in form reasonably satisfactory to Seller, required to be delivered by Buyer in Section 7.02.

                  ARTICLE VI - ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 6.01. CONDUCT OF BUSINESS. Prior to the Closing, the Company will, and Seller will cause the Company to: (a) operate in the ordinary course of business and consistent with past practices and use his reasonable best efforts, consistent with past practice to preserve the goodwill of the Company and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by ;this Agreement, not engage in any transaction outside the ordinary course of business, including, without limitation, by


STOCK PURCHASE AGREEMENT - PAGE - 20 -
making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for Company to carry on its business;
(d) maintain books of account and records in the usual, regular and ordinary manner and consistent with generally accepted accounting principles; and (e) not take any action that would knowingly result in a breach (as of the Closing) of the representations and warranties set forth in Article II hereof.

     SECTION 6.02. NO SHOP PROVISIONS. Neither the Company nor Seller have entered into any agreement, commitment or understanding with any other person with respect to the sale of the Shares or a substantial portion of the business or assets of the Company (whether through an asset sale, stock sale, merger or otherwise). Until the Closing, the Company and Seller agree to negotiate exclusively and in goof faith with Buyer with respect to the sale of the Shares and the Company, and neither of the Company nor Seller will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other person concerning a sale of the Shares or a substantial portion of the assets or business of the Company (whether through an asset sale, stock sale, merger or otherwise), and the Company and Seller will promptly communicate to Buyer the material substance of any inquiry or proposal concerning any such transaction that may be received.

     SECTION 6.03. ACCESS AND INFORMATION. The Company will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and their respective operations and business as Buyer may reasonably request. The Company and Seller will permit Buyer and its representative reasonable access to the Company's accountants, auditors, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Buyer, reasonable access to the Company for consultation or verification of any information obtained by Buyer, reasonable access to the Company's customers for validation of financial information furnished to Buyer or on prior to the date of execution and delivery of this Agreement, and will use their respective best efforts to cause such persons to cooperate with Buyer and its representatives in such consultation and in verifying such information.

     SECTION 6.04. SUPPLEMENTAL DISCLOSURE. The Company and Seller will promptly supplement or amend each of the Exhibits and/or Schedules attached hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Exhibits and/or Schedules attached hereto provided, that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligations of the Company and Seller under this Section 6.04), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing. Notwithstanding the foregoing, if the Company and Seller supplement or amend such Exhibits and/or Schedules within three (3) days of the Closing Date and Buyer nevertheless decides to consummate the transactions contemplated


STOCK PURCHASE AGREEMENT - PAGE - 21 -
hereby, Buyer shall be deemed to have waived Buyer's right to object to such nondisclosure by the Company and Seller (but such waiver applies only to such amendatory or supplementary disclosure by the Company and Seller made within the three (3) days prior to Closing).

     SECTION 6.05. INFORMATION FOR FILINGS. Seller and the Company will furnish Buyer with all information that is requested in writing concerning the company as it is required for inclusion in any application or filing made by Buyer to any Government Body in connection with the transactions contemplated by this Agreement.

     SECTION 6.06. FULFILLMENT OF CONDITIONS BY THE COMPANY AND SELLER. The Company and Seller agree to use their reasonable best efforts not to take any action unless otherwise required by applicable legal requirements that would cause the conditions or the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action intended to cause the representations and warranties made by the Company and Seller herein not to be true and correct as of the Closing. The Company and Seller will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or Seller.

     SECTION 6.07. FULFILLMENT OF CONDITIONS BY BUYER. Buyer agrees not to take any action unless otherwise required by applicable legal requirements that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the Company and the Seller's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.

     SECTION 6.08. PUBLICITY. Buyer, the Company and Seller will cooperate with each other in the development and distribution of all news releases and other public disclosures (other than as provided herein with respect to customers of the Company) relating to the transactions contemplated by this Agreement. Neither Buyer, on the one hand, nor the Company or Seller on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal requirements; provided, however, such approval shall not be unreasonably withheld.

     SECTION 6.09.  ARBITRATION.

            (a) NEGOTIATION PERIOD. Any dispute arising under this Agreement shall be subject to binding arbitration in accordance with this
Section 6.09. If such a dispute exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with

STOCK PURCHASE AGREEMENT - PAGE - 22 -
specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

            (b) COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, each party shall have thirty (30) days from the end of such period to give the other party written notice of the selection of an independent arbitrator. If only one party gives such written notice, the arbitrator selected by that party (the "Final Arbitrator") shall make a final and binding determination as to the parties' respective rights and obligations with respect to the maters set forth in the Dispute Notice. If both parties select an arbitrator, the arbitrators so selected shall, within ten days of the last timely notice of selection of an arbitrator, select a third independent arbitrator and the three arbitrators so selected shall, as a panel (the "Panel"), make a final and binding determination of the parties' respective rights and obligations with respect to the maters set forth in the Dispute Notice. Each arbitrator selected hereunder shall be experienced in the arbitration of complex commercial disputes.

            (c) DISCOVERY. Each party to an arbitration shall be entitled to such discovery as the Panel (or, if applicable, the Final Arbitrator) shall determine is appropriate.

            (d) ATTORNEY'S FEES; EXPENSES OF ARBITRATORS. The party which does not substantially prevail on the merits in the arbitration (as determined by the Panel or, if applicable, the Final Arbitrator in his award) shall pay (i) the reasonable attorneys' fees, costs and expenses of the substantially prevailing party, and (ii) the expenses of any Final Arbitrator and of any Panel.

            (e) LOCATION OF ARBITRATION. The arbitration shall take place in Dallas County, Texas.

            (f) AAA RULES. Except as expressly provided in this Section 6.09, the arbitration shall be conducted in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Panel or, if applicable, the Final Arbitrator may be entered in any court having jurisdiction thereof. It being the intent of the parties hereto that the arbitration award made pursuant to this Section 6.09 shall be binding upon and enforceable against the parties hereto.

                          ARTICLE VII - CLOSING DELIVERIES

     SECTION 7.01. DELIVERIES BY SELLER. Within ten (10) days of the Closing, Seller shall deliver to Buyer the following, all of which shall be in form and content reasonably satisfactory to Buyer and its counsel:

            (a) certificates representing all of the Shares, duly endorsed and in proper form for transfer to Buyer by delivery under applicable law, or accompanied by duly executed stock powers and/or instruments of transfer in blank;

            (b) a copy of the resolutions of all the shareholders of the Company whereby

STOCK PURCHASE AGREEMENT - PAGE - 23 -

Seller authorized the Company to perform or have performed all transactions contemplated to be performed by the Company pursuant to this Agreement and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

            (c) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Company's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

            (d) a certificate of the Secretary of the Company certifying as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

            (e) a certificate, dated within ten (10) days of the Closing Date, of the appropriate governmental agency establishing that the Company is in existence and is in good standing to transact business in its state of incorporation;

            (f) certificates, dated within ten (10) days of the Closing Date, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states;

            (g) all authorizations, consents, approvals, permits and licenses referenced in SCHEDULE 2.10.

            (h) such other instrument or instruments of transfer as shall be necessary or appropriate, as Buyer or its counsel shall reasonably request, to vest in Buyer good and marketable title to the Shares;

            (i) resignations, effective as of the Closing Date, from all directors and officers of the Company;

            (j) a Noncompetition Agreement executed by Brian Norris, the Company and Buyer substantially in the form of EXHIBIT A attached hereto;

            (k) a legal opinion of the Company's and Seller's counsel in a form reasonably satisfactory to Buyer's counsel;

            (l) written evidence of the termination of all written employment agreements entered into by the Company prior to the Closing Date, which terminations are specifically requested by Buyer; and

     SECTION 7.02. DELIVERIES OF BUYER. Within ten (10) days of the Closing, Buyer shall deliver the following to Seller all of which shall be in form and content reasonably


STOCK PURCHASE AGREEMENT - PAGE - 24 -
satisfactory to Seller and its counsel:

          (a)  the payments referred to in SECTION 1.03;

          (b) a copy of the resolution of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Buyer's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (c) a certificate of the Secretary of Buyer certifying as to the incumbency of the officers of Buyer and as of the signatures of such officers who have executed documents delivered at the Closing on behalf of Buyer;

          (d) an executed Consulting Services Agreement from the Company to Brian K. Norris in form and substance of EXHIBIT B; and

          (e) a Noncompetition Agreement executed by Brian K. Norris, the Company and Buyer in substantially the form of EXHIBIT A attached hereto.

                           ARTICLE VIII - INDEMNIFICATION

     SECTION 8.01.  INDEMNIFICATION BY SELLER.

          (a) Subject to the terms and conditions of this Article, Seller agrees to indemnify, defend and hold Buyer and Buyer's shareholders, directors, officers, agents, attorneys and Affiliates, and if the transactions contemplated herein are consummated, the Company (collectively, the "Buyer Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such Buyer Parties by reason of or resulting from:

               (i) a breach by Seller of any representation, warranty or covenant of Seller contained herein, or in any exhibit, schedule, certificate or financial statement delivered hereunder or in any document required to be delivered on the Closing Date;

               (ii) any tax filing or return or payment made, or position taken, by the Company on or prior to the Closing Date that any governmental authority challenges and that results in an assertion of Damages against all or any of such Buyer Parties.

(b) In addition to any other indemnification obligations of Brian K. Norris as Seller in accordance with this Article VIII, Brian K. Norris agrees to indemnify, defend and hold Buyer Parties harmless from and against any lost profits of the Company by reason of or resulting from any intentional actions of Brian K. Norris with respect to any customer of the Company prior to the Closing Date unless such losses are caused by the affirmative acts of Buyer.
The indemnification obligations of Brian K. Norris under this Section 8.01(b) shall not be subject to


STOCK PURCHASE AGREEMENT - PAGE - 25 -
the limitations of Section 8.04(b) or Section 8.04(c), but shall survive the closing for the period set forth in Section 8.05.

     SECTION 8.02. INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article, Buyer agrees to indemnify, defend and hold Seller harmless from and against all Damages, asserted against or incurred by Seller by reason of or resulting from a breach by Buyer of any representation, warranty or covenant of Buyer contained herein, or in any exhibit, schedule or certificate delivered hereunder or any document required to be delivered by Buyer on the closing Date.

     SECTION 8.03. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Seller to Buyer with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Within ten (10) days (or such earlier time as might be required to avoid prejudicing Seller's position) after receipt of notice of any action, claim or proceeding ("Claim") brought or asserted, Buyer shall give Seller (or in the case of Claim under Section 8.01(b), Brian K. Norris) written notice thereof together with a copy of such Claim, process or other legal pleading, and Seller shall have the right to undertake the defense thereof by representatives of their own choosing and at their own expense; provided that Buyer may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by Buyer unless (i) Seller has agreed to pay such fees and expenses, (ii) Seller has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both Seller and a Buyer Party, and Buyer shall provide Seller with a statement of its counsel that there are one or more substantive and substantial legal defenses available to it that are different from or additional to those available to Seller (in which case, if Buyer informs Seller in writing that it elects to employ separate counsel at the expense of Seller, Seller shall not have the right to assume the defense of such action on behalf of Buyer. It being acknowledged and agreed, however, that Seller shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for Buyer, which firm shall be designated in writing by Buyer).

          (b) In the event that Seller, by the 15th day after receipt of notice of any such Claim (or, if earlier, by the 5th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such Claim, Buyer will (upon further notice to Seller) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of Seller and at Seller's expense, subject to the right of Seller to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. In the event Buyer has assumed the defense of such claim, Buyer shall deliver to Seller notice of the terms and conditions of any settlement offer within ten (10) days before such settlement offer is delivered to the opposing party (or opposing counsel). If Seller fails to approve such settlement offer within ten (10) days after receipt thereof, then Seller agrees to promptly assume the defense


STOCK PURCHASE AGREEMENT - PAGE - 26 -
of such Claim.

          (c) Notwithstanding the foregoing, Seller shall not settle any claim without the consent of Buyer unless such settlement involves only the payment of money and the claimant provides to Buyer a release from all liability in respect of such Claim. If the settlement of Claim involves more than the payment of money, Seller shall not settle the claim without the prior written consent of Buyer.

          (d) Buyer and Seller will each cooperate with al reasonable requests of the other relating to any Claim by third parties for which indemnification is sought.

     SECTION 8.04. LIMITATION ON INDEMNIFICATION. Notwithstanding the foregoing, for purposes of determining the amount, nature and extent of indemnity of the Buyer Parties by Seller, the following provisions shall apply:

          (a) In no event shall Seller be responsible or liable for punitive damages of the Buyer Parties.

          (b) Buyer shall not be entitled to indemnification under this Article VIII until and only to the extent that the aggregate amount of damages exceeds One Hundred Thousand and no/100 dollars ($100,000).

          (c) In calculating the amount of any Damages for which indemnification is sought, the amount of any Damages shall be reduced by any proceeds under any insurance policy covering such claim or loss; PROVIDED, HOWEVER, that such reduction of Damages will be offset in an amount equal to the increase in insurance premiums to any Buyer Party to the extent (i) such increase can be reasonably identified as attributable to such claim or loss and
(ii) such increase in premiums is paid, or estimated to be paid, within one (1) year after such claim.

          (d) The maximum amount of Damages for which Buyer Parties shall be entitled to indemnification by Brian K. Norris under this Article VIII shall not exceed the actual amount of Cash Consideration received by Brain K. Norris PLUS an additional sum of $120,000 (together, the "Norris Consideration") LESS an amount equal to the Norris Consideration multiplied by Brian K. Norris' Effective Tax Rate of 31.68%.

     SECTION 8.05. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Buyer, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of one (1) year after Closing Date, except for (i) representations and warranties with respect to any tax or tax-related maters, which shall survive the Closing until the running of any applicable statutes of limitation without regard to any extensions of such applicable statutes of limitations following closing; and
(ii) indemnification provisions for the violation of any environmental Laws, which shall survive the


STOCK PURCHASE AGREEMENT - PAGE - 27 -

Closing and shall survive Closing for a period of two (2) years.

     SECTION 8.06. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies.

     SECTION 8.07. OFFSET. Any and all amounts owing or to be paid by Buyer to Seller, hereunder or otherwise, shall be subject to offset and reduction PRO TANTO by any amounts that may be owing at any time to Buyer by Seller in respect of any failure or breach of any representation, warranty or covenant of Seller under or in connection with this Agreement or any other agreement with Buyer or any transaction contemplated hereby or thereby. If Buyer determines that such offset is appropriate, notice shall be given to Seller of such determination at least ten (10) days prior to the due date of Buyer's payment to be reduced. If the conditions upon which the reduction is based are cured by Seller within ten
(10) days prior to the due date of Buyer's payment, as determined by Buyer in its sole discretion, the amount of such payment shall not be so reduced.

     SECTION 8.08.  SPECIFIC PERFORMANCE.   Seller acknowledges that a refusal
by Seller to consummate the transactions contemplated hereby will cause irreparable harm to Buyer, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Buyer shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security) to enforce the closing of the transactions contemplated hereby.

     SECTION 8.09.  EXCLUSIVE REMEDY.  The indemnification provisions of this article VIII shall be the sole and exclusive remedy for any claim of the nature described therein, except in the case where the liability sought to be imposed arises from the intentional misrepresentation, fraud or willful misconduct of Seller in which case, Buyer shall have the right to pursue a claim against Seller without regard to this Section 8.09. Notwithstanding the foregoing, Buyer shall have the right to specific performance of this Agreement as set forth in Section 8.08 above.

     SECTION 8.10. NO CLAIM BY SELLER AGAINST THE COMPANY. The parties acknowledge and agree that inasmuch as the Company will be a wholly-owned subsidiary of Buyer after closing, in the event that Buyer makes a claim for indemnification against Seller pursuant to this Article VIII, Seller shall have no right to make any claim, cross-claim or counterclaim against the Company for indemnification, contribution or otherwise.

                              ARTICLE IX - TERMINATION

     This Agreement may be terminated;


STOCK PURCHASE AGREEMENT - PAGE - 28 -

          (a) At any time prior to the Closing by mutual agreement of all parties;

          (b) At any time prior to the Closing by Buyer if any representation or warranty of any of Seller contained in this Agreement or in any certificate or other document executed and delivered by the Company pursuant to this Agreement is or becomes materially untrue or breached in any material respect or if Seller fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within fifteen (15) days after receipt of written notice of such misrepresentation, noncompliance or breach;

          (c) At any time prior to the closing by Seller if any representation or warranty of Buyer contained in this Agreement or in any certificate or other document executed and delivered by Buyer pursuant to this Agreement is or becomes materially untrue or breached in any material respect or if Buyer fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within fifteen (15) days after receipt of written notice of such misrepresentation, noncompliance or breach; and

          (d) By Buyer or Seller if the Closing shall not have occurred, other than through the willful and intentional failure of any such party to fulfill its obligations hereunder, on or before August 31, 1998, or such later date as may be agreed upon in writing by all parties.

          (e) In the event this Agreement is terminated pursuant to subparagraph (b) or (c) above (and in the case of termination under subparagraph
(d) for any willful or intentional failure to fulfill obligations hereunder), Buyer and Seller shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this article IX, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                           ARTICLE X - GENERAL PROVISIONS

     SECTION 10.01. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     SECTION 10.02. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except that Buyer may assign to an Affiliate or Buyer this Agreement and/or any right created hereby or in any Agreement entered into in connection with the transactions contemplated hereby.

     SECTION 10.03. PARTIES IN INTEREST: NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assign of the parties


STOCK PURCHASE AGREEMENT - PAGE - 29 -
hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 10.04. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 10.05. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this agreement shall be constituted and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance form this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 10.6. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS, AND THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

     SECTION 10.07. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     SECTION 10.08. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     SECTION 10.09. REFERENCE TO AGREEMENT. Use of the words 'herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise provided.

     SECTION 10.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:


STOCK PURCHASE AGREEMENT - PAGE - 30 -

IF TO BUYER:

United Medicorp, Inc.
10210 N. Central Expressway
Suite 400
Dallas, Texas 75231
Attn:  President

WITH A COPY TO:

Warren Ernst, Esq.
Donohoe, Jameson and Carroll, P.C.
3400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270-2120

IF TO BRIAN K. NORRIS,  SELLER:

2815 Lynndell  Drive
Mobile, Alabama 36695

WITH A COPY TO:

Charles McKnight
250 Congress Street
P.O. Box 2103
Mobile, AL  36652-2103

IF TO THE COMPANY:

Allied Health Options, Inc.
2815 Lynndell Drive
Mobile, Alabama 36695
Attn: President

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     SECTION 10.11. COUNTERPARTS: FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile transmission, with the intention that they shall have the same effect as an original counterpart thereof.


STOCK PURCHASE AGREEMENT - PAGE - 31 -

     SECTION 10.12. FURTHER ASSURANCES. Seller shall from time to time after the Closing, at the request of Buyer and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Buyer may reasonably require to more effectively convey, assign, transfer to and vest in Buyer good title and possession to the Shares consistent with the provisions hereof. After the closing Date, at the request of Buyer, Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Buyer good and marketable title to the Shares and (ii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

     SECTION 10.13. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:                            BUYER:

ALLIED HEALTH OPTIONS, INC.             UNITED MEDICORP, INC.
a Alabama corporation                   a Delaware corporation



By: /s/ Brian K. Norris                 By: /s/ Peter W. Seaman
    -------------------------------         ----------------------------------
    Brian Norris, President and CEO         Peter W. Seaman, Chairman and CEO



                                        SELLER:



                                        /s/ Brian K. Norris
                                        -------------------------------------
                                        Brian K. Norris


STOCK PURCHASE AGREEMENT - PAGE - 32 -